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                                                                 EXHIBIT 10.12

FIRBREBOARD CORPORATION
SUMMARY DESCRIPTION OF CASH INCENTIVE PROGRAMS

ANNUAL CASH INCENTIVE PROGRAM

    The Annual Cash Incentive Program is a pay-for-performance plan designed to motivate and reward the accomplishment of corporate and operating unit annual financial objectives and to reinforce a strong performance orientation within the Company. Fibreboard's executive officers, managers and certain other key employees are eligible to participate in this Program.

    Cash bonus awards are paid based upon (i) achievement of annual earnings targets set by the Compensation Committee (the "Committee"), and (ii) evaluation of a participant's personal performance during the year. Performance criteria include: (a) Company and/or business unit financial performance, with threshold, financial and maximum challenge earnings targets established at the beginning of the year to reflect the Company's objectives set forth in its business plan for that year, and (b) the achievement of individual performance goals, which reflect business objectives set for each participant for that year. Target award amounts for each participant are set by the Committee based upon a percentage of that participant's base salary.

LONG-TERM CASH INCENTIVE PROGRAM

    The Long-Term Cash Incentive Program in effect during 1992-1993 was a pay-for-performance plan designed to provide incentive to Fibreboard's executive officers to achieve improved financial performance of the Company over a longer period. The award of cash bonuses was contingent on achievement of cumulative operating earnings targets set by the Committee over a 36-month performance cycle. The maximum bonus potential that could be achieved was based on a designated percentage of an executive's three-year cumulative base salary.

    In December 1993, the Long-Term Cash Incentive Program was terminated. Participants were awarded the proportionate bonus amounts accrued to date under this program based on the achievement of financial performance objectives for the 1992-1993 fiscal period.

LONG-TERM EQUITY INCENTIVE PLAN

    In place of the Long-Term Cash Incentive Program described above, the Committee implemented the Long-Term Equity Incentive Plan in December 1993. This Plan provides for annual grants of phantom stock units vesting over the term of multi-year performance cycles set by the Committee. The value of each phantom stock unit is determined based on the appreciation, if any, in the value of the Company's stock over the applicable performance cycle, measured by the difference between the grant price and the price at the maturity date. No award is earned if the stock price at maturity is the same as or lower than the price at the grant date. Vested phantom stock units are payable only in cash, with the Board determining the timing of the payout. Since the plan is cash-based, it will not have any dilutive effect on the number of outstanding shares of Common Stock.